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                                  SUB-ITEM 77K

                  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

The Board of Trustees ("Board"), with the approval and recommendation of the Audit Committee, selected Briggs, Bunting & Dougherty, LLP ("BBD") to replace Deloitte & Touche, LLP ("D&T"), as the Auxier Focus Fund, DF Dent Premier Growth Fund, Golden Large Cap Core Fund and Golden Small Cap Core Fund (the "Funds") independent registered public accounting firm for the Funds' fiscal year ending June 30, 2009. D&T resigned subsequent to the Board's approval of BBD. Throughout D&T's tenure, including the Funds' two most recent fiscal periods, the Funds had no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. With respect to the Funds, D&T's audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Funds and D&T on accounting principles, financial statement disclosure or audit scope, which, if not resolved to the satisfaction of D&T would have caused D&T to make reference to the disagreement in D&T report. During the last two fiscal years of the Funds, neither the Funds nor anyone on its behalf has consulted BBD on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds' financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

Registrant has provided a copy of the disclosures contained in this Exhibit 77K to D&T, prior to the date of filing of this Form N-SAR with the U.S. Securities and Exchange Commission, as required by Item 304(a)(3) of Form S-K. In addition, the registrant has requested that D&T confirm in a letter provided to registrant and addressed to the Commission that it agrees with the representations contained in this Exhibit 77K, and D&T's response addressed to the Commission is also included in this Exhibit 77K.